Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Magnite, Inc. (“Magnite,” the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.00001 per share (the “common stock”).

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Sixth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Fourth Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Voting Rights

Holders of our common stock are entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of our common stock, as such, shall not be entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation.

Dividend and Liquidation Rights

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our common stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Company’s board of directors (the “Board”). Upon the dissolution, liquidation or winding up of the Company, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our common stock shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Rights

Holders of our common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The Board is authorized to issue not more than an aggregate of 10,000,000 shares of preferred stock in one or more series, without stockholder approval and is authorized to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. The Board is also able to increase or decrease the number of shares of any series of preferred stock without any vote or action by stockholders.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law (the “DGCL”) and our Certificate of Incorporation and Bylaws have the effect of making the acquisition of the Company more difficult. These provisions of the DGCL and Certificate of Incorporation and Bylaws could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of takeover practices and takeover bids that the Board might consider to be coercive or inadequate, and are designed to encourage persons seeking to acquire control of us to negotiate with our Board.

Delaware Anti-Takeover Law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by the Board in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The applicability of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Elimination of Stockholder Action by Written Consent or Ability to Call a Special Meeting. Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. This provision will make it more difficult for stockholders to take action opposed by the Board. Our Bylaws further provide that special meetings of our stockholders may be called only by the Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, or stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Election and Removal of Directors. Our Board is divided into three classes, each serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The Board has the exclusive right to increase or decrease the size of the Board and to fill vacancies on the Board. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors. Additionally, directors may be removed only for cause and only with the approval of the holders of 66 2/3% of our outstanding common stock. Pursuant to our Certificate of Incorporation, at any meeting of stockholders at which directors are to be elected, each nominee for election in an uncontested election is elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, directors are elected by a plurality of the votes cast. Holders of our common stock are not entitled to cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock will make it possible for our Board, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of the company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the company.

Amendment of Provisions in the Certificate of Incorporation. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock in order to amend any provision of our Certificate of Incorporation concerning:
•the required vote to amend or repeal the section of the Certificate of Incorporation providing for the right to amend or repeal provisions of the Certificate of Incorporation;
•number of directors and structure of the Board;
•absence of the authority of stockholders to act by written consent;
•authority to call a special meeting of stockholders; and
•the required vote to amend or repeal provisions of the Bylaws.

Amendment of Provisions in the Bylaws. In addition to the limitation on amending our Bylaws as provided in our Certificate of Incorporation, our Bylaws require the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock in order to amend any provision of our Bylaws.

Forum Selection Provision. Our Certificate of Incorporation provides that unless we otherwise consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

Exchange Listing

Our common stock is currently listed on the Nasdaq Global Select Market under the ticker “MGNI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

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